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                               ENAMELON, INC.
                       INCENTIVE COMPENSATION PROGRAM

            Enamelon, Inc. (the "Company") has established the following five-year incentive compensation program for its officers and key employees to maximize stockholder valuation by creating a program to award officers and key personnel for their efforts on behalf of the Company as measured by yearly increases in the net income (before taxes and extraordinary items) generated by the Company. The program provides for incentive compensation utilizing an objective formulation based upon guidelines in accordance with the Company's goals.

            The Company will establish a yearly pool commencing with the Company's initial public offering, equal to five percent of its net income before taxes and extraordinary items, to be distributed to officers and key employees, as set forth below. For the subsequent four fiscal years, such pool shall only be established in the event the Company's net income before taxes and extraordinary items equals or exceeds by at least 5% the Company's net income before taxes and extraordinary items for the prior fiscal year. For any given fiscal year during which a pool is created under this program, the amount of money in the pool will be distributed based upon the percentages in accordance with the following schedule:



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Chief Executive Officer                      50.0%

President and Chief
  Operating Officer                          15.0%

Chief Financial Officer                      12.5%

Vice President-Research
  and Development                            12.5%

Vice President
  - Sales and Marketing                      10.0%
                                            -----
                                            100.0%
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           Notwithstanding the foregoing, the maximum amount the foregoing persons can receive from the pool shall be limited to two times such person's salary.

           In the event any of the aforesaid positions are not filled, any of the funds so allocated in the pool shall not be reallocated to the other positions, but rather said amount of money shall be reallocated to be used by the Company for working capital purposes. The compensation committee and the Board of Directors shall have the discretion to vary the terms and conditions of the bonus pool.


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